Exhibit 10.59

DESCRIPTION OF COMPENSATION PAYABLE TO NON-EMPLOYEE DIRECTORS

For 2006, the Board of Directors, upon the recommendation of the Compensation Committee, approved the following compensation program for non-employee directors:

Annual Retainer:

•	All non-employee directors receive an annual retainer of $60,000
•	The Audit Committee Chairman receives an additional annual retainer of $25,000
•	Other directors who serve on the Audit Committee receive an additional annual retainer of $10,000
•	Directors who serve on the Nominating and Corporate Governance Committee receive an additional annual retainer of $5,000
•	Directors who serve on the Compensation Committee receive an additional annual retainer of $5,000

Stock Options:

18,000 shares of the Company’s common stock, which will vest ratably over five years, with a grant date of March 1, 2006 and an exercise price of $50.84 per share.

Pharmacy Benefits Program:

Each non-employee director may choose to participate in the pharmacy benefits program made available to the Company’s employees.

Director Deferred Compensation Plan:

Pursuant to the plan, non-employee directors may elect to accept stock units rather than cash for all or a portion of their annual retainer. As of the month in which accruals related to any deferred compensation are made, each director is credited with a number of stock units determined by dividing the retainer amount deferred, plus a fifteen percent premium, by the average closing price of the Company’s common stock over the first ten trading days of such month. Accumulated stock units are converted into shares of the Company’s common stock on a deferred basis upon the earlier to occur of a “Change in Control,” as defined in the plan, the cessation of the participant’s status as a non-employee director or four years after the compensation is deferred.